Exhibit 99.1

Ophthotech Reports Second Quarter 2015 Financial and Operating Results

- Conference Call and Webcast Today, August 5, 2015, at 8:00 a.m. ET -

New York, NY, August 5, 2015 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the second quarter ended June 30, 2015 and provided an update on the Company’s business and product development programs.

Program Highlights

In May 2015, Ophthotech provided updates on the Company’s two Phase 3 trials of Fovista® in combination with Lucentis® (ranibizumab) in patients with wet Age-Related Macular Degeneration (AMD). Completion of enrollment of the first Phase 3 trial was announced. In addition, guidance was provided for the approximate completion of enrollment of the second Phase 3 trial by the end of the third quarter of 2015, subject to delays related to the summer season and/or the initiation of competing trials.

The Company currently anticipates that enrollment of the second Phase 3 trial should be completed in the fourth quarter of 2015. The Company’s timing projections for completion of enrollment assume no additional impact related to the summer season and/or competing trials. The Company continues to expect to report initial, topline data from both Phase 3 trials of Fovista® in combination with Lucentis® by the end of 2016. This timeline could be subject to an adjustment to a slightly later time point if the recruitment rate is on the lower end of the Company’s projected enrollment scenario. The initial, topline data are expected one year after the enrollment of the last patient in the second Phase 3 Fovista® in combination with Lucentis® trial, plus the customary time required for database closure and analysis.

The third Phase 3 trial, which is investigating Fovista® in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab) continues to enroll patients and the recruitment is on track. This third Phase 3 trial was initiated approximately nine months after the Fovista® in combination with Lucentis® trials.

The Fovista® Expansion Studies (FES) investigating the rationale for Fovista® in combination with multiple anti-VEGF agents to reduce retinal fibrosis and treatment burden in wet AMD patients are progressing well. The Company expects initial interim data from the Fovista® retinal fibrosis study by the end of 2015. The planning process for a study in monotherapy anti-VEGF resistant patients with wet AMD is on track, with the study expected to commence this year.

“During the first half of 2015, Ophthotech achieved several significant milestones, particularly with regard to the execution of our ongoing Fovista® Phase 3 program with the completion of patient recruitment of the first Phase 3 trial of Fovista® in combination with Lucentis®,” said David Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech.  “We remain focused on the continued execution of the Fovista® Phase 3 program. We look forward to the completion of enrollment of the second Phase 3 Fovista® in combination with Lucentis® trial, the release of initial interim data from of our Fovista® retinal fibrosis study, and the initiation of our Phase 2/3 dry AMD program with Zimura®.”

Management Highlights

In July 2015, Ophthotech announced the appointment of three industry veterans to its senior management team.  Dr. David T. Shima joins as Chief Scientific Officer, Henric Bjarke as Chief Commercial Officer, and Dr. Satish C. Tripathi as Senior Vice President of Global Regulatory Affairs.  Dr. Shima is a pioneer, world leader and expert in ocular angiogenesis and vascular cell biology and joins the Company from Roche, where he recently served as Global Head and Vice President of Ophthalmology Discovery and Biomarkers.  Mr. Bjarke joins the Company from Alexion where he successfully managed commercial operations in the U.S. and Canada.  He has extensive commercial experience in the retina and ophthalmology market, and has participated in the launch of multiple blockbuster drugs in diverse settings.  Dr. Tripathi joins the Company from InterMune/Roche-Genentech and has over 25 years of combined R&D and global regulatory strategy experience.

“We are very excited to welcome these well accomplished and talented new members to Ophthotech’s senior leadership team,” stated Samir Patel, M.D., President and Vice-Chairman of the Board of Ophthotech.  “All three bring relevant experience and proven track records to Ophthotech.”

Financial Results

•                As of June 30, 2015, the Company had $449.0 million in cash, cash equivalents, and marketable securities.

•                Collaboration revenue was $1.6 million for the quarter ended June 30, 2015. For the six months ended June 30, 2015, collaboration revenue was $43.3 million and primarily related to the $50.0 million enrollment-based milestone that was achieved in March 2015 under Ophthotech’s agreement with Novartis. The balance of the milestone was recorded as deferred revenue. The Company did not have any collaboration revenue in the comparable periods in 2014.

•                Research and development expenses were $32.1 million for the quarter ended June 30, 2015 compared to $34.7 million for the same period in 2014.  For the six months ended June 30, 2015 research and development expenses were $56.6 million compared to $49.1 million for the same period in 2014. Both prior year periods included a $19.8 million milestone payment the Company paid in connection with the Novartis Agreement. Excluding this milestone payment, research and development expense increased in both the quarter and six months ended June 30, 2015 primarily due to the Company’s Fovista® Phase 3 clinical program.

•                General and administrative expenses were $12.0 million for the quarter ended June 30, 2015 compared to $7.6 million for the same period in 2014. For the six months ended June 30, 2015, general and administrative expenses were $21.5 million compared to $13.9 million for the same period in 2014. The increase in general and administrative expenses in the quarter and six months ended June 30, 2015 relates primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing, professional services and consulting fees, and increased share-based compensation.

•                The Company reported a net loss for the quarter ended June 30, 2015 of $37.1 million, or ($1.08) per diluted share, compared to a net loss of $73.0 million, or ($2.19) per diluted share for the same period in 2014. For the six months ended June 30, 2015, the Company reported a net loss of $30.5 million, or ($0.89) per diluted share, compared to a net loss of $93.7 million, or ($2.85) per diluted share, for the same period in 2014.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss this announcement. The call is scheduled for August 5, 2015 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-337-8169 (USA) or 719-325-2455 (International), passcode 8617835. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is (888) 203-1112 (USA Toll Free), passcode 8617835. The audio webcast can be accessed at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about, the timing and progress of the Fovista® Phase 3 clinical program and Fovista® expansion studies, including the timing of completion of enrollment these trials, obtaining initial, topline data or interim data from these clinical trials, as applicable and seeking marketing approval for Fovista®, the potential of Fovista® as a wet AMD combination therapy, and the initiation of additional clinical trials for Fovista® and Zimura®. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Statement of Operations Data:
Collaboration revenue	$1,597	$—	$43,275	$—
Costs and expenses:
Research and development	32,059	34,707	56,616	49,084
General and administrative	11,959	7,570	21,543	13,919
Total costs and expenses	44,018	42,277	78,159	63,003
Loss from operations	(42,421)	(42,277)	(34,884)	(63,003)
Interest income	218	72	291	116
Loss before income tax provision	(42,203)	(42,205)	(34,593)	(62,887)
Income tax (benefit) provision	(5,072)	30,785	(4,098)	30,785
Net loss	$(37,131)	$(72,990)	$(30,495)	$(93,672)
Net loss per common share:
Basic and diluted	$(1.08)	$(2.19)	$(0.89)	$(2.85)
Weighted average common shares outstanding:
Basic and diluted	34,353	33,373	34,254	32,830

	June 30, 2015	December 31, 2014
	(in thousands)
Balance sheet data:
Cash, cash equivalents, and marketable securities	$449,040	$463,560
Total assets	$471,049	$479,786
Royalty purchase liability	$125,000	$125,000
Deferred revenue	$216,348	$209,624
Total liabilities	$357,273	$351,249
Additional paid-in capital	$444,034	$428,390
Accumulated deficit	$(330,317)	$(299,822)
Total stockholders’ equity	$113,776	$128,537